Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-1

Haoxin Holdings Limited

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A Ordinary Shares, par value US$0.0001 per share	(1)	457(a)	18,000,000	$0.5150	$9,270,000.00	0.0001381	$1,280.19

Total Offering Amounts:							$9,270,000.00		1,280.19
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$1,280.19

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Offering Note(s)

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), an indeterminable number of additional securities are also being registered to prevent dilution resulting from stock splits, stock dividends or similar transactions.

Represents up to an aggregate of 18,000,000 Class A ordinary shares, par value US$0.0001 per share of Haoxin Holdings Limited, a Cayman Islands exempt company (the “Company”) issuable by the Company to Mermaid Money LLC (“Mermaid Money”) pursuant to the transactions as defined in the Registration Statement.

Estimated solely for the purpose of calculating the registration fee, pursuant to Rule 457(c) under the Securities Act, based on the average of the high ($0.53) and low ($0.50) prices of the ordinary shares as reported on the Nasdaq Capital Market on August 20, 2026 in accordance with Rule 457(c) of the Securities Act.

Calculated pursuant to Rule 457(c) of the Securities Act by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.00013810.